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                                                                    Exhibit 12.1




             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




                                                SIX MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                                    JUNE 30,        ------------------------------------------------------
                                                     2005             2004        2003       2002      2001         2000
                                                   ---------        ---------  ---------  ---------  ---------   ---------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
Income (loss) before income taxes
  and cumulative effect of change
  in accounting principle, but
  after minority interest                          $ 363,774        $ 635,067  $ 487,846  $ 259,184  $(148,207)  $  38,689

Add:
  Portion of rents representative of the
    interest factor                                    2,800            5,594      6,258      5,862      6,007       5,527
  Interest expense                                    37,342           66,423     54,733     45,475     45,719      47,596
                                                   ---------        ---------  ---------  ---------  ---------   ---------

Income as adjusted                                 $ 403,916        $ 707,084  $ 548,837  $ 310,521  $ (96,481)  $  91,812
                                                   =========        =========  =========  =========  =========   =========

Fixed charges:
  Interest expense                                 $  37,342        $  66,423  $  54,733  $  45,475  $  45,719   $  47,596
  Portion of rents representative of the
    interest factor                                    2,800            5,594      6,258      5,862      6,007       5,527
                                                   ---------        ---------  ---------  ---------  ---------   ---------

    Total                                          $  40,142        $  72,017  $  60,991  $  51,337  $  51,726   $  53,123
                                                   =========        =========  =========  =========  =========   =========

Ratio of Earnings to Fixed Charges                      10.1              9.8        9.0        6.0        N/A         1.7
                                                   =========        =========  =========  =========  =========   =========

Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends                             10.1              9.8        9.0        6.0        N/A         1.7
                                                   =========        =========  =========  =========  =========   =========